Rule 424(b)(3)
                                          File Nos. 333-103623 and 333-103623-03



PRICING SUPPLEMENT NO. 17 DATED FEBRUARY 25, 2004
     (To Prospectus Dated March 20, 2003, and Prospectus Supplement Dated April 8, 2003)


                                                    COUNTRYWIDE HOME LOANS, INC.
                                                     Medium-Term Notes, Series L
                                      Due Nine Months or More From Date of Issue
                                          Payment of Principal, Premium, if any,
                            and Interest Fully and Unconditionally Guaranteed by
                                               COUNTRYWIDE FINANCIAL CORPORATION
                                                          Floating Rate Notes



Trade Date:                February 25, 2004                  Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       March 1, 2004      Principal Amount:     $200,000,000
Stated Maturity Date:      March 1, 2005      Net Proceeds:         $199,900,000
                                              Specified Currency:   U.S. Dollars


     Base Rate(s): |_| CD Rate |_| Eleventh District |_| Prime Rate
                                   Cost of Funds Rate

     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate |x| LIBOR |_| Other
                       Telerate Page 7051 [  ]          Telerate Page 3750  [  ]
                       Reuters Page [  ]
                       Telerate Page 7052 [ ]             Currency: [  ]

                               |_| Weekly Average
                               |_| Monthly Average

Exchange Rate Agent:       N/A


Minimum Denomination:      $1,000     Maximum Interest Rate:                 N/A
Initial Interest Rate:     1.20%      Minimum Interest Rate:                 N/A
Interest Determination Dates:   Two London Business Days
                             prior to each Interest
                               Payment Date

Interest Factor Convention:            N/A

                                             Index Maturity:            3 months
Spread (plus or minus):    plus 8 basis points
Spread Multiplier:                     N/A
Interest Reset Dates:      Same as Interest Payment Dates
Interest Payment Dates:    June 1, 2004, September 1,
                          2004, December 1, 2004, 2004,
                           and March 1, 2005

                                     Fixed Rate Commencement Date:          N/A
                                     Fixed Interest Rate:                   N/A


Agents:  Morgan Stanley & Co.
Calculation Agent:        The Bank of New York


Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:

     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.

     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date: Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |_|


Additional/Other Terms:             N/A

     The Notes to which this Pricing Supplement relate will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. As of December 31, 2003, Countrywide Financial Corporation did not have any secured indebtedness outstanding, and Countrywide Home Loans had $1,779,374,485 of secured indebtedness outstanding, including $1,153,262,500 of intercompany borrowings. As of that date, Countrywide Home Loans had $22,317,600,565 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.

     You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Financial Corporation have not, and the Agent(s) have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Financial Corporation are not, and the Agent(s) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Financial Corporation may have changed since that date.